SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant	[	X	]
Filed by a Party other than the Registrant	[		]

Check the appropriate box:

[		]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	X	]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[	X	]	No fee required.
[		]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[	]	Fee paid previously with preliminary materials.
[	]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

May 4, 2015

Dear Shareholder:

On behalf of the Board and management, we wish to extend an invitation to you to attend our 2015 annual meeting of shareholders to be held on Thursday, June 11, 2015 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

President, Chief Executive Officer and

Chief Merchandising Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 11, 2015

The annual meeting of common shareholders of Shoe Carnival, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Thursday, June 11, 2015, at 9:00 a.m., C.D.T., for the following purposes:

(1)    To elect two directors to serve until the 2018 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company's named executive officers;

(3)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2015; and

(4)    To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 10, 2015 will be eligible to vote.

It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common Shareholders to be Held on June 11, 2015

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors
Nominee and Director Information	4
Information Regarding the Board of Directors and Committees
Board Meetings	7
Board Leadership Structure	7
Board Committees	7
Board and Committee Role in Risk Oversight	9
Code of Business Conduct and Ethics	9
Section 16(a) Beneficial Ownership Reporting Compliance	9
Proposal No. 2 Advisory Vote on the Compensation Paid to Our Executives	9
Executive and Director Compensation
Compensation Discussion and Analysis	10
Compensation Committee Report	22
Compensation-Related Risk Assessment	22
Summary Compensation Table	23
Grants of Plan-Based Awards	24
Outstanding Equity Awards at Fiscal Year-End	25
Option Exercises and Stock Vested in Fiscal 2014	26
Equity Compensation Plan Information	26
Nonqualified Deferred Compensation	27
Termination and Change in Control Arrangements	28
Compensation of Non-Employee Directors	32
Proposal No. 3 Ratification of Our Independent Registered Public Accounting Firm	34
Audit Committee Matters
Principal Accountant Fees and Services	34
Audit Committee Pre-Approval Policy	35
Report of the Audit Committee	35
Transactions with Related Persons
Conflicts of Interest and Related Person Transaction Policies	36
Principal Shareholders	37
Shareholder Proposals for 2016 Annual Meeting	38
Shareholder Communications	39
Incorporation by Reference	39
Annual Reports	39
Proxy Card

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 11, 2015

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we”, “us” or “our”) for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Thursday, June 11, 2015, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 4, 2015.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

What proposals will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

•	To elect two directors to serve until the 2018 annual meeting of shareholders and until their successors are elected and have qualified;
•	To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement; and
•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.

In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of Mr. Kleeberger and Mr. Wood as directors (Proposal 1);
•	FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 3).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 10, 2015, the record date for the meeting. As of April 10, 2015, there were 20,481,412 shares of our common stock outstanding and entitled to vote at the meeting.  On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors and the proposal relating to executive compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “FOR” that director’s election must exceed the number of shares voted “AGAINST” that director’s election. Shareholders will not be allowed to cumulate their votes in the election of directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted “FOR” each proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of these proposals.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee, which you must follow in order to have your shares voted. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy card but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the nominees listed under Proposal 1 and “FOR” Proposals 2 and 3. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company NA.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At our 2015 annual meeting, our shareholders will be asked to elect two directors. Kent A. Kleeberger and Joseph W. Wood have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, for election as directors for a term to expire at the 2018 annual meeting of shareholders and until their successors are elected and qualified. Mr. Kleeberger has served as a director since 2003 and Mr. Wood since 2012.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “for” that director’s election must exceed the number of shares voted “against” that director’s election. This majority vote standard is in effect because this is an uncontested election of directors (i.e., the number of nominees for director did not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the directors would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, as amended, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, would determine the appropriate responsive action with respect to the tendered resignation. The director who tenders his or her resignation may not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.” The nominees for election as directors at the annual meeting are both currently serving on the Board.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. It is the Nominating and Corporate Governance Committee's general view to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.

Set forth below are the current nominees for director as well as our continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR
Kent A. Kleeberger

Mr. Kleeberger presently is a self-employed consultant. From February 2011 until March 2015, Mr. Kleeberger served as Executive Vice President, Chief Operating Officer of Chico’s FAS Inc., a publicly traded specialty apparel retailer. Prior to that, from November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc. From July 2004 until October 2007, Mr. Kleeberger served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer. From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as executive vice president, chief financial officer, treasurer and secretary.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding and government regulation.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2018
Director since: 2003
Age: 63

Joseph W. Wood

Mr. Wood presently is a self-employed footwear industry consultant. Since July 2010, he has participated in various consulting engagements in the footwear industry.

From January 2008 until July 2010, Mr. Wood served as Division President – Retail of Brown Shoe Company, Inc., a global wholesale and retail footwear company. Prior to that, from January 2002 until December 2007, Mr. Wood served as President of Famous Footwear, a division of Brown Shoe Company, Inc.

Mr. Wood’s areas of relevant experience include strategic planning, competitive positioning, marketing/branding and an in-depth knowledge of the footwear industry.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2018 Director since: 2012
Age: 67

DIRECTORS CONTINUING IN OFFICE
Clifton E. Sifford, President, Chief Executive Officer and Chief Merchandising Officer

Mr. Sifford has served as our President, Chief Executive Officer and Chief Merchandising Officer since October 2012. From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President, General Merchandise Manager and from April 1997 until May 2001, he served as our Senior Vice President, General Merchandise Manager.

Mr. Sifford, as our President, Chief Executive Officer and Chief Merchandising Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2016
Director since: 2012
Age: 61

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Baker Daniels LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2016
Director since: 2012
Age: 70

J. Wayne Weaver, Chairman of the Board

From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. During June 2014, Mr. Weaver returned to the Board of Directors of Stein Mart, Inc., a publicly traded chain of off-price retail stores. He previously served as a director of Stein Mart, Inc. from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director with term expiring at the annual meeting of shareholders in 2017
Director since: 1988
Age: 80

Gerald W. Schoor

Mr. Schoor presently is a self-employed merchant banker. Prior to January 1997, he was employed as president of Corporate Finance Associates, St. Louis, a financial intermediary, and as executive vice president of National Industrial Services, Inc., an industrial asset management company.

Mr. Schoor's areas of relevant experience include capital markets, banking and corporate finance, insurance and risk management, economic indicators and issues, and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2017
Director since: 1993
Age: 80

The Board recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2014, the Board held four meetings. During fiscal 2014, each of our directors attended at least 75% of the total Board meetings and the meetings of the respective committees on which he served. Additionally, our directors are expected to attend the annual meeting of shareholders each year. Each of our directors attended our 2014 annual meeting of shareholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and President/Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the President/Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Aschleman, Kleeberger, Schoor and Wood. Mr. Schoor has been designated as the Lead Director and presides at all executive sessions of the non-management directors. Following an executive session, the Lead Director discusses any issues or requested actions to be taken with the President/Chief Executive Officer.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors–Governance.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight.” The committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of our four non-employee directors: Messrs. Kleeberger (Chair), Aschleman, Schoor and Wood. The Board and the Audit Committee believe the current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2014, with three of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

The Compensation Committee consists of our four non-employee directors: Messrs. Schoor (Chair), Aschleman, Kleeberger and Wood. Each of the members meets the independence requirements of the NASDAQ listing standards and Rule 10C-1(b)(1) promulgated under the Exchange Act. Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). During fiscal 2014, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held four meetings during fiscal 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of the evaluation of the Board. As the nominating body of the Board, the committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating and Corporate Governance Committee is to take into account geographic, occupational, gender, race and age diversity. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating and Corporate Governance Committee considers, along with the other selection criteria described above.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating and Corporate Governance Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2016 Annual Meeting.” The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating and Corporate Governance Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

The Nominating and Corporate Governance Committee consists of our four non-employee directors: Messrs. Aschleman (Chair), Kleeberger, Schoor and Wood. Each member is “independent,” as such term for nominating committee members is defined in the NASDAQ listing standards. The Nominating and Corporate Governance Committee met three times during fiscal 2014.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face. This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management. The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted. For a description of the Compensation Committee’s role in overseeing compensation related risks, see “Executive and Director Compensation – Compensation-Related Risk Assessment” in this proxy statement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Ethics Code is posted on our website at www.shoecarnival.com under Investors–Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2014 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

As we did the last several years, we are asking our shareholders to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.  In accordance with the advisory vote conducted at our 2011 annual meeting of shareholders on the frequency of future say-on-pay votes, we are currently conducting say-on-pay votes on an annual basis.  The next advisory vote on the frequency of say-on-pay votes will be conducted no later than our 2017 annual meeting of shareholders.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth.

The Compensation Committee and our Board believe that our fiscal 2014 Executive compensation aligned with our philosophy and corporate performance and was effective in fulfilling the Compensation Committee’s compensation objectives. An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our 2014 say-on-pay vote on Executive compensation decisions. We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee. However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of our Compensation Committee (the “Committee”) and our Board of Directors with respect to, the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow. Our named executive officers (the “Executives”) for fiscal 2014 were:

Officer Name and Position
Clifton E. Sifford, President, Chief Executive Officer and Chief Merchandising Officer
W. Kerry Jackson, Senior Executive Vice President – Chief Operating and Financial Officer and Treasurer
Timothy T. Baker, Executive Vice President – Store Operations
Carl N. Scibetta, Executive Vice President – General Merchandise Manager
Kathy A. Yearwood, Senior Vice President – Controller and Chief Accounting Officer

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth.

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards.

We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating our performance for the purposes of making compensation decisions ($ amounts in thousands except per share data).

Key Financial Metrics	Fiscal 2014	Fiscal 2013	Fiscal 2012
Net Sales	$940,162	$884,785	$854,998
Comparable Store Sales Increase	1.8%	0.0%	4.5%
Gross Profit Percentage	29.1%	29.3%	30.1%
Operating Income	$41,853	$43,667	$48,494
Net Income	$25,527	$26,871	$29,338
Earnings per share, diluted	$1.27	$1.32	$1.43

•	Net sales increased $55.4 million to $940.2 million for fiscal 2014, a 6.3% increase, from net sales of $884.8 million for fiscal 2013 primarily as a result of our new store growth.

•	Our $0.11 decline in fiscal 2013 diluted earnings per share was wholly attributable to a $0.13 decline in fourth quarter diluted earnings per share. We incurred a 2.5% comparable store sales decline and lower gross profit margins in the fourth quarter of fiscal 2013 due to severe weather and lackluster fashion trends outside of the boot category. This trend continued through the first half of fiscal 2014, during which we experienced a 1.8% comparable store sales decline and a year-over-year decline in diluted earnings per share of $0.18. Stronger fashion trends, more effective advertising and moderate weather patterns resulted in a comparable store sales increase of 5.8% during the second half of fiscal 2014 and a year-over-year increase in diluted earnings per share of $0.13.

•	We opened 31 new stores, including stores in Buffalo (New York), Detroit (Michigan), Madison (Wisconsin), Miami (Florida) and Philadelphia (Pennsylvania), which were new markets for us. Also during fiscal 2014, we closed seven stores and relocated three stores to locations, which we believe, will be more productive.

•	We continued our cash dividend payments to shareholders during fiscal 2014, paying four quarterly cash dividends, each in the amount of $0.06 per share, or an aggregate of $4.8 million. During fiscal 2014, we returned additional capital to our shareholders through the repurchase of approximately 405,500 shares of our common stock at an average price of $18.58, or an aggregate of $7.5 million. In total during fiscal 2014, we returned $12.3 million to our shareholders.

Our fiscal 2014 financial results, along with our financial results from fiscal 2013 and fiscal 2012, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2014.

We believe our fiscal 2014 Executive compensation aligned well with the objectives of our pay-for-performance compensation philosophy and with our performance. The following chart provides a historical perspective on our performance-based annual cash incentive component.

Based on achieving a defined amount of pre-bonus operating income in fiscal 2014, Messrs. Sifford, Jackson, Baker and Scibetta and Ms. Yearwood were eligible to earn a bonus payment under our 2006 Executive Incentive Compensation Plan, as amended (the “Executive Incentive Compensation Plan”). In fiscal 2014, our pre-bonus Operating Income was $41.9 million, which did not exceed the established bonus threshold. As a result, no bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2014.

We utilize both performance-based and service-based restricted stock awards as our primary forms of equity-based incentive compensation. Since fiscal 2005, the performance-based incentive awards granted to our Executives vest with the attainment of specified annual earnings per diluted share. Earnings per diluted share achieved in fiscal 2014 did not result in the vesting of any shares of restricted stock, as the unvested performance-based awards contain target earnings per diluted share in excess of our fiscal 2014 results.

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, be cost-competitive, treat all employees fairly and maximize the tax deductibility of employee compensation. All programs have the following characteristics:

•	Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•	A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards and stock option grants are utilized to provide incentive to Executives to create shareholder value through the attainment of both short and long-term goals.

•	Compensation also takes into consideration the value of the job in the marketplace. To retain a highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.

The Committee, along with management, recognizes that the challenges faced by an entrepreneurial and growth-orientated retail organization require that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the accumulated business expertise of the members of the Committee. This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

What the Compensation Program is Designed to Reward

The Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers increases in store growth, sales, operating income, net earnings and earnings per share as compared to both the financial plan for the year and prior year performance. The Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions. In the current retail climate, management's emphasis on financial stability and liquidity while working to increase our market share through new store growth is important.

Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates To Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives. In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success. Under our Executive Incentive Compensation Plan, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net sales, net income, net income before nonrecurring items, operating income, return on equity, return on assets, EPS, EBITDA, EBITDA before nonrecurring items, comparable store sales, average sales per square foot or average sales per square foot for new stores. Each of the foregoing business criteria may also be calculated before bonus expense.

The Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for achievement of the performance target levels. The Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to targeted comparative store sales increases, merchandise gross margin, new store openings and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and present both the challenges and opportunities facing the

Company. The parameters under which the program will be administered are established by the Committee, typically within the first 60 days of each fiscal year.

We may also award discretionary cash bonuses to Executives for their work on special projects, for significant accomplishments, for promotions, as new hire sign-on bonuses, when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise determines.

Long-Term Equity Based Incentives

We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

We currently utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. The vesting of performance-based awards is tied to the attainment of defined earnings per diluted share and rewards each Executive for the creation of shareholder value. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. Restricted stock awards employing service-based vesting are utilized on a limited basis as appropriate when retention or recruitment is our primary and immediate objective. Equity-based awards are issued pursuant to the terms and conditions of the 2000 Stock Option and Incentive Plan, as amended (the “2000 Stock Plan”).

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The nonqualified deferred compensation plan is offered to our Executives who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning. Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.” In addition, we currently offer limited perquisites to each Executive. Details of our perquisites are contained in footnote 5 to the Summary Compensation Table.

Stock Ownership Guidelines

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013, our non-employee directors are required to own shares valued at three times their annual Board cash retainer. Our Chairman of the Board and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary. Each current non-employee director or executive officer has five years, or until June 13, 2018, to meet the minimum stock ownership requirements. For the purposes of these guidelines, shares directly owned without any restrictions (excluding shares offered as a new hire inducement), shares owned through our Employee Stock Purchase Plan and shares owned directly by members of the non-employee director’s or executive officer’s immediate family who share the same household or any trust for the benefit of the non-employee director’s or executive officer’s immediate family members count towards the ownership requirements.

The value of stock holdings are determined based on the higher of the closing price of our common stock on the day prior to the valuation determination, or the average daily closing price of our common stock during the five-year period ending on the date of the valuation determination. The Committee is responsible for monitoring the application of the stock ownership guidelines and reviewed the current ownership valuation for each of our executive officers and non-employee directors at its March 2015 meeting. Of our Executives, only Mr. Baker and Ms. Yearwood have met their ownership requirements. As a result, in accordance with the guidelines, their ownership will not be reassessed unless and until they are promoted to a position with a higher ownership goal or they sell, transfer or otherwise dispose of shares that previously counted towards the ownership requirements.

We believe the stock ownership guidelines further serve to align the interests of our Executives with those of our shareholders.

Impact of Say-on-Pay Vote on Executive Compensation Decisions

In June 2014, we held our fourth shareholder say-on-pay vote. Our shareholders approved the proposal, with approximately 98% of the shareholder votes cast voting in favor of the 2014 say-on-pay vote.

At its meeting in March 2015, the Committee reviewed our compensation programs and the results of the 2014 say-on-pay vote. The Committee determined that our compensation programs are fundamentally sound, support the needs of our business, are aligned with the trends in the market and, taking into account the results of our 2014 say-on-pay vote, are strongly supported by our shareholders.

As a result, the Committee decided to retain our 2014 executive compensation philosophy, objectives, components, component mix, and performance metrics for 2015 compensation purposes. The performance targets for our annual cash incentive component were updated to conform to our fiscal 2015 financial projections. For fiscal 2015, base salaries, annual cash incentives and long-term equity based incentives were reviewed and adjusted to ensure appropriate competitive positioning.

In addition, when determining how often to hold future say-on-pay votes, the Board took into account the preference for an annual vote expressed by our shareholders at our 2011 annual meeting. Accordingly, the Board has determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held no later than our 2017 annual meeting.

Fiscal 2014 Compensation Decisions

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions, or other considerations. The Chief Executive Officer provides recommendations to the Committee for the other Executives. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

The fiscal 2014 base salary for each Executive was approved as follows:

	Compensation Decisions – Base Salary
	Fiscal 2014		Fiscal 2013
Name	Fiscal 2014	Percentage Increase	Fiscal 2013	Percentage Increase
Clifton E. Sifford	$575,000	0.0%	$575,000	4.5%
W. Kerry Jackson	$520,000	0.0%	$520,000	0.0%
Timothy T. Baker	$500,000	0.0%	$500,000	0.0%
Carl N. Scibetta	$385,000	10.0%	$350,000	0.0%
Kathy A. Yearwood	$225,000	4.7%	$215,000	4.9%

Mr. Scibetta’s salary was increased to reflect his leadership of our new product initiatives as well as his achievements related to successfully managing our inventories in a difficult retail environment. Ms. Yearwood’s salary increase was to reflect her increased responsibilities.

Annual Cash Incentives

A portion of the annual cash compensation our Executives could earn for fiscal 2014 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan. The Committee could also award discretionary cash bonuses to the Executives for their work on special projects, for significant accomplishments, for promotions, as a new hire sign-on bonus or as the Committee otherwise determined.

For fiscal 2014, the Committee at their March 2014 meeting selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the plan. The selection of this business criteria was first made in the year of initial adoption of the Executive Incentive Compensation Plan and has been subsequently utilized based on the Committee’s determination that it remains appropriate for use.

The Committee established the minimum threshold, target and maximum performance target levels as well as the applicable percentage of annual salary that officers could earn for attainment of each performance target level. The targets attempted to incorporate the known risk factors inherent with the current retail economic climate and present challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could earn based upon the attainment of the various target levels of Operating Income, which percentages remained the same as those established for fiscal 2013.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	80%	125%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Carl N. Scibetta	0%	60%	100%
Kathy A. Yearwood	0%	40%	60%

The minimum threshold for fiscal 2014 was selected as 100% of the Operating Income achieved in fiscal 2013, or $44.1 million. In setting the minimum threshold, the Committee considered, among other factors, the cost to be incurred by the Company to accelerate store growth during fiscal 2014 and the continued uncertainty of the U.S. and global economies. If the minimum threshold was met, the Executives would earn an escalating bonus, as a percentage of their base salary, as the fiscal 2014 Operating Income exceeded the threshold amount.  Upon the attainment of the target Operating Income for fiscal 2014, or $49.0 million, an 11.1% increase over Operating Income recorded in fiscal 2013, each Executive would earn their target bonus.  With the attainment of 120% of the target Operating Income, or $58.8 million, a 33.3% increase over fiscal 2013 Operating Income, each Executive would earn his or her maximum allowable bonus under the Executive Incentive Compensation Plan.

In fiscal 2014, our pre-bonus Operating Income was $41.9 million, which did not exceed the established bonus threshold. As a result, no bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2014.

Long-Term Equity Based Incentives

Incentive awards are granted pursuant to the 2000 Stock Plan at the discretion of the Committee. The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the number of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

Based on the recommendation of our Chairman and our Chief Executive Officer, the Committee, at its March 2014 meeting, granted an aggregate of 90,500 shares of performance-based restricted stock to the Executives as follows:

Name	Shares Awarded
Clifton E. Sifford	30,000
W. Kerry Jackson	20,000
Timothy T. Baker	16,500
Carl N. Scibetta	16,500
Kathy A. Yearwood	7,500

An additional 67,204 shares of performance-based restricted stock and 33,596 shares of service-based restricted stock were granted to other members of management. The Committee determined that while all restricted stock awards granted to the Executives should be performance-based, for retention purposes, the grants to other members of management should be one-third service-based and two-thirds performance-based.

One-third of the performance-based restricted shares vest upon the attainment of annual earnings per diluted share of $1.57, a 19% increase over the earnings per diluted share achieved by the Company in fiscal 2013; one-third vest upon the attainment of annual earnings per diluted share of $1.73, a 10% increase over the prior tier; and one-third vest upon the attainment of annual earnings per diluted share of $1.90, a 10% increase over the prior tier. Multiple tranches of these restricted shares may vest in a given year. Any restricted shares that are unvested after six fiscal years will be forfeited. The service-based restricted shares granted to our non-Executives have a two-year cliff vesting, provided each recipient maintains continuous service with us through March 31, 2016.

Our Chairman and our Chief Executive Officer based their recommendation for the March 2014 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity-based compensation were awarded to the Executives during fiscal 2014.

Other Benefits

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2013 except that the Committee increased the amount of hours on the Company-provided aircraft that Mr. Sifford could use for personal reasons in fiscal 2014.

Fiscal 2015 Executive Compensation Decisions

The Committee met on March 16, 2015 and completed its review and approval of the fiscal 2015 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2015 based on this evaluation. This process was consistent with that performed in March 2014.

The Committee established the following with respect to Executive compensation for fiscal 2015:

1.	The base salary for each Executive was set as follows:

Name	Base Salary	Percentage Increase
Clifton E. Sifford	$575,000	0.0%
W. Kerry Jackson	$520,000	0.0%
Timothy T. Baker	$500,000	0.0%
Carl N. Scibetta	$400,000	3.9%
Kathy A. Yearwood	$225,000	0.0%

Mr. Scibetta’s salary was increased to reflect his increased responsibilities, and his achievements related to successfully managing our inventories and our new product initiatives.

2.	The Committee selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the Executive Incentive Compensation Plan. The selection of this business criteria was first made in the year of initial adoption of the Executive Incentive Compensation Plan and has been subsequently applied based on Committee’s determination that it remains appropriate for use. The Committee established the minimum threshold, target and maximum performance target levels. These targets attempt to incorporate the known risk factors inherent with the current economic retail climate and present challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could earn based upon the attainment of the various target levels of Operating Income, which percentages remained the same as those established for fiscal 2014.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	80%	125%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Carl N. Scibetta	0%	60%	100%
Kathy A. Yearwood	0%	40%	60%

The minimum threshold selected for fiscal 2015 was $44.1 million, or a 5.3% increase over the Operating Income achieved in fiscal 2014. In setting the minimum threshold, the Committee considered, among other factors, that operating income was down on a year-over-year basis in fiscal 2014 and that a more appropriate and challenging minimum threshold would be the operating income achieved in fiscal 2013. Once the minimum threshold is met, the Executives will earn an escalating bonus, as a percentage of their base salary, as the fiscal 2015 Operating Income exceeds the threshold amount.  Upon the attainment of the target Operating Income for fiscal 2015, or $59.4 million, a 41.9% increase over Operating Income recorded in fiscal 2014, each Executive would earn their target bonus.  With the attainment of 120% of the target Operating Income, or $71.3 million, a 70.2% increase over fiscal 2014 Operating Income, each Executive would earn their maximum allowable bonus under the Executive Incentive Compensation Plan.  The Committee, at its March 2016 meeting, will review the Company's financial results against these goals.

3.	Based on the recommendation of our Chairman and our Chief Executive Officer, the Committee granted an aggregate of 92,605 shares of restricted stock to the Executives as follows:

Name	Performance-Based Restricted Stock
Clifton E. Sifford	30,868
W. Kerry Jackson	20,579
Timothy T. Baker	16,463
Carl N. Scibetta	16,463
Kathy A. Yearwood	8,232

An additional 98,784, or 65,856 shares of performance-based restricted stock and 32,928 shares of service-based restricted stock, were granted to other members of management. The Committee determined that while all restricted stock awards granted to the Executives should be performance-based, for retention purposes, the grants to other members of management should continue to be one-third service-based and two-thirds performance-based.

One-third of the performance-based restricted shares vest upon the attainment of annual earnings per diluted share of $1.60, a 26% increase over the earnings per diluted share achieved by the Company in fiscal 2014; one-third vest upon the attainment of annual earnings per diluted share of $1.76, a 10% increase over the prior tier; and one-third vest upon the attainment of annual earnings per diluted share of $1.94, a 10% increase over the prior tier. Multiple tranches of these restricted shares may vest in a given year. Any restricted shares that are unvested after six fiscal years will be forfeited. The service-based restricted shares granted to our non-Executives have a two-year cliff vesting provided each recipient maintains continuous service with us through March 31, 2017.

Our Chairman and our Chief Executive Officer based their recommendation for the fiscal 2015 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity-based compensation have been awarded to the Executives for fiscal 2015.

4.	The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2014.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation. The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders. The Committee currently consists of four directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the listing standards of NASDAQ.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation. The Committee did not utilize any outside compensation consultants for Executive or director compensation matters during fiscal 2014; however, the Committee did review comparisons to other retailers compiled by management from publicly available filings.

It is the Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $388.0 million and less than $4.8 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

The Committee also utilizes a tally sheet to review the total compensation package provided to the Executives for the current and prior four fiscal years, where applicable. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity-based compensation awards in fiscal 2014.

Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The Committee does not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value. In setting total compensation, the Committee applies a consistent approach for all Executives and applies appropriate business judgment in how the standard approach is applied to the facts and circumstances associated with each Executive. Although the Committee reviews compensation data of peer group companies, it does not benchmark the compensation of the Executives utilizing the peer group data. Instead, the Committee only utilizes our peer group data to determine whether the types and amount of Executive compensation are reasonable and competitive in view of the peer group data. The peer group information is compiled by our management and provided to the Committee for its use. Amounts earned by each Executive for fiscal years 2014, 2013 and 2012 are detailed in the Summary Compensation Table following this section.

Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $388 Million and Less Than $4.8 Billion
Aeropostale, Inc.	Stage Stores, Inc.
Ascena Retail Group, Inc.	The Buckle, Inc.
Chico’s FAS, Inc.	The Cato Corporation
Destination Maternity Corporation	The Wet Seal, Inc.
Destination XL Group, Inc.	Urban Outfitters, Inc.
Hibbett Sports, Inc.

Footwear Companies
Brown Shoe Company, Inc.	Nike, Inc.
Columbia Sportswear Company	Skechers U.S.A., Inc.
Crocs, Inc.	Steven Madden, Ltd.
DSW Inc.	The Finish Line, Inc.
Foot Locker, Inc.	Wolverine World Wide, Inc.
Genesco Inc.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives, which specifies various payments to be made to the Executive in the event their employment is terminated, including upon a qualifying termination following a change in control. The type and amount of payments vary by Executive and the nature of the termination. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each of Messrs. Sifford, Jackson and Baker entered into an Amended and Restated Employment and Noncompetition Agreement with us dated December 11, 2008. Ms. Yearwood entered into an Employment and Noncompetition Agreement with us on April 7, 2011. Mr. Scibetta entered into an Employment and Noncompetition Agreement, similar in form and content to those of the other Executives, on December 4, 2012.

Further information on termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements.”

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.” Our Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives. However, our Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture.  We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Committee has not adopted at this time any additional forfeiture provisions for incentive compensation relating to accounting restatements.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and in our proxy statement for the 2015 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

Gerald W. Schoor (Chair)
James A. Aschleman

Kent A. Kleeberger

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2015, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•	While the performance criteria used under our Executive Incentive Compensation Plan has historically been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this annual measurement period.
•	Our Executive Incentive Compensation Plan has payouts at multiple levels of performance. Assuming achievement of at least a minimum level of performance, payouts under the plan result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach. The maximum bonus percentage payable under the Executive Incentive Compensation Plan is also currently capped at percentages ranging from 60% to 125% of the Executives’ annualized base salary to protect against disproportionately large shorter-term incentives.
•	The Compensation Committee has the discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•	We currently do not grant stock options to our Executives.
•	The performance-based restricted stock awards granted to our Executives vest based on our attainment of certain earnings per diluted share targets, aligning the interests of our Executives with those of our shareholders.
•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align the interests of our Executives with those of our shareholders.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking. For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest either ratably over a three-year period or in full after two years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by our current President and Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers (our “Executives”) based on total compensation earned in fiscal 2014.

Name and Principal Position	Fiscal Year (1)	Salary	Bonus (2)		Stock Awards (3)	Option Awards		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
Clifton E. Sifford, President and Chief Executive Officer and Chief Merchandising Officer*	2014 2013 2012	$575,000 574,039 495,769	$	- - -	$782,400 616,200 1,259,941	$	- - -	$	- 105,461 287,215	$168,749 128,639 139,491	$1,526,149 1,424,339 2,182,416
W. Kerry Jackson, Senior Executive Vice President - Chief Operating and Financial Officer and Treasurer	2014 2013 2012	$520,000 520,000 477,308	$	- - -	$521,600 410,800 1,158,091	$	- - -	$	- 63,582 278,240	$56,986 73,202 139,862	$1,098,586 1,067,584 2,053,501
Timothy T. Baker, Executive Vice President - Store Operations	2014 2013 2012	$500,000 500,000 465,000	$	- - -	$430,320 308,100 956,816	$	- - -	$	- 61,137 272,256	$60,567 69,512 129,599	$990,887 938,749 1,823,671
Carl N. Scibetta, Executive Vice President - General Merchandise Manager**	2014 2013 2012	$383,654 350,000 47,115	$	- 18,341 50,000	$430,320 308,100 280,000	$	- - -	$	- 42,796 -	$42,038 71,647 26,370	$856,012 790,884 403,485
Kathy A. Yearwood, Senior Vice President - Controller and Chief Accounting Officer	2014 2013 2012	$224,615 214,616 204,760	$	- - -	$195,600 154,050 145,585	$	- - -	$	- 13,144 81,777	$19,214 21,197 35,359	$439,429 403,007 467,481

*		On October 17, 2012, our Board appointed Mr. Sifford, who was then serving as Executive Vice President – General Merchandise Manager, to serve as our President and Chief Executive Officer effective October 27, 2012 following the retirement of our former President. Mr. Sifford was also appointed Chief Merchandising Officer and to serve as a director on our Board effective October 27, 2012.
**		Mr. Scibetta began his employment with us on December 3, 2012 and was designated by our Board as an executive officer.
(1)		Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2014 and 2013 were each 52-week years. Fiscal year 2012 was a 53-week year.

(2)

For fiscal 2013, the amount for Mr. Scibetta represented a discretionary cash bonus awarded in recognition of his achievements related to our new product initiatives and successfully managing our inventories in a difficult retail environment. The bonus was awarded and paid in fiscal 2014.

For fiscal 2012, the amount for Mr. Scibetta represented a one-time new hire cash sign-on bonus in the amount of $50,000. This payment was primarily intended as an inducement to compensate him for the incentive compensation he forfeited to join us.

(3)

Amounts reflect the aggregate grant date fair value of service-based and performance-based restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of any performance-based award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2015.

(4)

Operating Income achieved for fiscal 2014 was $41.9 million, which did not exceed the established bonus threshold. As a result, no Executive earned a bonus for fiscal 2014. See “Compensation Discussion and Analysis – Fiscal 2014 Compensation Decisions – Annual Cash Incentives” for further discussion.

Operating Income achieved for fiscal 2013 was $44.1 million, which exceeded the established bonus threshold by approximately 9%. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Mr. Sifford to receive a bonus of 18.3% of his base salary, Messrs. Jackson, Baker and Scibetta to receive a bonus of 12.2% of each of their respective base salaries and Ms. Yearwood to receive a bonus of 6.1% of her base salary.

Operating Income achieved for fiscal 2012 was less than 1% below target. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Messrs. Sifford, Jackson and Baker to receive a bonus of approximately 60% of each of their respective base salaries and Ms. Yearwood to receive a bonus of approximately 40% of her base salary. Mr. Scibetta was not eligible to participate in the Executive Incentive Compensation Plan in fiscal 2012, as he was not employed with us at the beginning of fiscal 2012 when our Board established the performance measures.

(5)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. Perquisites and personal benefits received by the Executives in fiscal 2014 included:

•          Reimbursements under our Executive medical plan;

•          The cost of the Executive’s leased automobile or an automobile allowance, except for Ms. Yearwood; and

•          For Mr. Sifford, limited personal utilization of the Company-provided aircraft, which value is based on incremental cost of utilization.

In fiscal 2014, one Executive received an individual perquisite in excess of $25,000. For Mr. Sifford, the incremental cost for his utilization of the Company-provided aircraft totaled $108,317.

The amounts in this column for fiscal 2014 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan, premiums on the Executive’s life and long-term disability insurance and cash dividends paid to our Executives on the shares of non-vested restricted stock that they held on the record date for each such dividend, which cash dividends were subject to applicable federal, state and local income tax withholdings. These amounts are detailed in the following table.

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends on Non-Vested Restricted Stock
Clifton E. Sifford	$5,080	$23,528	$498	$594	$1,000	$15,456
W. Kerry Jackson	$5,192	$21,328	$-	$594	$1,000	$14,088
Timothy T. Baker	$5,041	$20,528	$437	$594	$1,000	$11,376
Carl N. Scibetta	$2,461	$18,320	$-	$594	$963	$1,750
Kathy A. Yearwood	$4,375	$9,510	$867	$576	$563	$2,460

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Clifton E. Sifford	03/17/14 03/17/14	$-	$460,000	$718,750	-	30,000	-	$782,400
W. Kerry Jackson	03/17/14 03/17/14	$-	$312,000	$520,000	-	20,000	-	$521,600
Timothy T. Baker	03/17/14 03/17/14	$-	$300,000	$500,000	-	16,500	-	$430,320
Carl N. Scibetta	03/17/14 03/17/14	$-	$231,000	$385,000	-	16,500	-	$430,320
Kathy A. Yearwood	03/17/14 03/17/14	$-	$90,000	$135,000	-	7,500	-	$195,600

(1)	Represents the amount each Executive could have earned based upon the attainment of various target levels of Operating Income under the Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis - Fiscal 2014 Compensation Decisions - Annual Cash Incentives.” For fiscal 2014, no Executive earned a bonus under the Executive Incentive Compensation Plan, as the Company did not achieve Operating Income in excess of the defined Threshold.

(2)	Represents shares of performance-based restricted stock granted to the Executives on March 17, 2014 under the 2000 Stock Plan. The material terms of these restricted stock grants are described in the section “Compensation Discussion and Analysis - Fiscal 2014 Compensation Decisions - Long-Term Equity Based Incentives.”

(3)	The grant date fair value assigned to these shares was calculated using the closing market price of our common stock on the grant date, which was $26.08.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended January 31, 2015.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Clifton E. Sifford
	03/15/11			22,500	$522,450
	03/19/12			8,500	$197,370
	10/27/12	33,400	$775,548
	03/27/13			30,000	$696,600
	03/27/14			30,000	$696,600
W. Kerry Jackson
	03/15/11			21,000	$487,620
	03/19/12			8,500	$197,370
	10/27/12	29,200	$678,024
	03/27/13			20,000	$464,400
	03/17/14			20,000	$464,400
Timothy T. Baker
	03/15/11			18,000	$417,960
	03/19/12			8,500	$197,370
	10/27/12	20,900	$485,298
	03/27/13			15,000	$348,300
	03/17/14			16,500	$383,130
Carl N. Scibetta
	12/03/12	4,167	$96,758
	03/27/13			15,000	$348,300
	03/17/14			16,500	$383,130
Kathy A. Yearwood
	03/15/11			7,500	$174,150
	03/19/12			2,750	$63,855
	03/27/13			7,500	$174,150
	03/17/14			7,500	$174,150

(1)

On October 17, 2012, the Compensation Committee granted Messrs. Sifford, Jackson and Baker shares of service-based restricted stock, effective October 27, 2012. These shares will vest in full on October 27, 2017, provided the Executive maintains continuous service with us through such date.

Upon the commencement of his employment with us, the Compensation Committee granted Mr. Scibetta an award of 12,500 shares of service-based restricted stock, set to vest in thirds on the first, second and third anniversary of his employment. The last third, or 4,167 shares, will vest on December 3, 2015.

(2)			The value of the shares that have not vested was computed utilizing $23.22, the closing price of our common stock on Friday, January 30, 2015.
(3)

•    On March 15, 2011, 202,500 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 99,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 19, 2012, 240,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 122,250 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2012 resulted in the vesting of two-thirds of the shares on March 31, 2013. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 27, 2013, 205,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 87,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 17, 2014, 191,300 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 157,704 were performance-based and 33,596 were service-based. The Executives were awarded 90,500 shares of the performance-based restricted stock and the balance of the restricted stock was awarded to other key employees. One-third of the performance-based restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any performance-based restricted shares that are unvested after six years will be forfeited and returned to us.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended January 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifton E. Sifford	-	$-	-	$-
W. Kerry Jackson	-	$-	-	$-
Timothy T. Baker	-	$-	-	$-
Carl N. Scibetta	-	$-	4,167	$97,383
Kathy A. Yearwood	-	$-	-	$-

(1)		Amount was calculated by multiplying the number of shares vesting by the closing price of our common stock on the trading date closest to the vesting date or, where the vesting date was not a trading day, the closing price of our common stock on the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans including our 2000 Stock Plan and the Employee Stock Purchase Plan. All information is as of January 31, 2015.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	21,999	$9.49	827,567	(2)
Equity compensation plans not approved by security holders (3)	-	$-	-
Total	21,999	$9.49	827,567

(1)	Includes the 2000 Stock Plan and the Employee Stock Purchase Plan.

(2)	Includes 713,022 shares available for future issuance as stock options or restricted stock under the 2000 Stock Plan and 114,545 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 2000 Stock Plan, effective June 8, 2000. Subsequent to its initial approval, the following amendments have been made:

•	The 2000 Stock Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, and on June 11, 2004, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock).
•	On June 14, 2005, the 2000 Stock Plan was amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants.
•	On June 12, 2008, the 2000 Stock Plan was further amended to increase the number of shares of our common stock reserved for issuance from 1,500,000 to 2,000,000 and extended the term of the plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders.

•	On October 8, 2008, the Board adopted and approved an amendment to the 2000 Stock Plan to modify the change in control provisions and to provide that upon a change in control, any shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, will become fully vested in the participants.
•	On December 9, 2010, the 2000 Stock Plan was further amended by the Board to modify the definition of a change in control.
•	Pursuant to the provisions of the 2000 Stock Plan, in connection with, and to give effect to, the three-for-two stock split of the shares of our common stock, which was effected in the form of a stock dividend during April 2012, the Compensation Committee adjusted (1) the total number of shares of our common stock reserved and available for issuance under the 2000 Stock Plan from 2,000,000 to 3,000,000 and (2) the total number of shares which may be granted to a participant in any calendar year under all forms of awards under the 2000 Stock Plan from 300,000 to 450,000.
•	On June 14, 2012, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance from 3,000,000 to 3,900,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). The 2000 Stock Plan was also amended to modify the definition of a change in control and revise the provision governing the payment of dividends on shares of restricted stock.
•	On March 17, 2015, the Board adopted and approved an amendment to the 2000 Stock Plan to provide that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality and non-solicitation terms set forth in the 2000 Stock Plan or otherwise, any unvested restricted stock or unexercised options will automatically be forfeited and cancelled, and we have the sole discretion to claw back any value received by the participant from any restricted stock that vested or any options that were exercised within one year of the time of the violation.

The Compensation Committee administers and grants incentive awards under the 2000 Stock Plan. The 2000 Stock Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as “incentive stock options” or options not qualifying for favorable tax treatment (“nonqualified stock options”).

Nonqualified Deferred Compensation

The following table sets forth, for each Executive, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2014 along with the ending account balance at January 31, 2015.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$125,000	$23,528	$100,287	$-	$1,292,516
W. Kerry Jackson	$150,381	$21,328	$6,418	$-	$907,692
Timothy T. Baker	$99,996	$20,528	$103,229	$-	$1,371,337
Carl N. Scibetta	$36,639	$18,320	$5,543	$-	$109,952
Kathy A. Yearwood	$19,021	$9,510	$4,432	$-	$583,820

(1)	Amounts include deferrals of a portion of the Executive’s salary for fiscal year 2014 and, for Mr. Scibetta and Ms. Yearwood, deferrals of a portion of the Executive’s bonus earned under the Executive Incentive Compensation Plan in fiscal 2013 and paid in fiscal 2014. These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2014 and the Non-Equity Incentive Plan Compensation column for fiscal 2013, respectively.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2014.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 8 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•	Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid. As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•	The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

•	While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

•	Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•	Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

Clifton Sifford, Kerry Jackson, Timothy Baker and Carl Scibetta

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements with Clifton Sifford, Kerry Jackson and Timothy Baker. The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006. On December 4, 2012, we entered into an Employment and Noncompetition Agreement with Carl Scibetta.  Mr. Scibetta’s agreement is similar in form and content, except that it does not include any tax gross-up provisions.  These documents hereinafter are referred to collectively as the “Agreements."

The terms of the Agreements are through January 31, 2016 (such terms, including any extension, are referred to as the “Terms”). The Agreements are subject to early termination as provided in the Agreements. The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term. No such notification was given by any party prior to January 31, 2015.

The Agreements provide for an annual base salary and entitle Messrs. Sifford, Jackson, Baker and Scibetta to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;
•	engaging in illegal conduct or gross misconduct which is injurious to us;
•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;
•	failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;
•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 31, 2015, the last day of our most recently completed fiscal year.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$—	$316,300	$—	$—
Cash severance (2)	—	862,500	—	1,782,500
Out-placement services (3)	—	—	—	2,500
Medical and dental benefits (4)	—	34,600	—	34,600
Restricted stock, accelerated vesting (5) (6)	350,548	—	—	2,888,600
Excise tax, including gross up (7)	—	—	—	1,841,510
Total	$350,548	$1,213,400	$—	$6,549,710

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$—	$286,000	$—	$—
Cash severance (2)	—	780,000	—	1,612,000
Out-placement services (3)	—	—	—	2,500
Medical and dental benefits (4)	—	34,600	—	34,600
Restricted stock, accelerated vesting (5) (6)	306,467	—	—	2,291,800
Excise tax, including gross up (7)	—	—	—	1,471,560
Total	$306,467	$1,100,600	$—	$5,412,460

Timothy Baker

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$—	$275,000	$—	$—
Cash severance (2)	—	750,000	—	1,550,000
Out-placement services (3)	—	—	—	2,500
Medical and dental benefits (4)	—	34,600	—	34,600
Restricted stock, accelerated vesting (5) (6)	219,355	—	—	1,832,100
Excise tax, including gross up (7)	—	—	—	1,240,802
Total	$219,355	$1,059,600	$—	$4,660,002

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$—	$211,800	$—	$—
Cash severance (2)	—	577,500	—	1,193,500
Out-placement services (3)	—	—	—	2,500
Medical and dental benefits (4)	—	34,600	—	34,600
Restricted stock, accelerated vesting (5) (6)(8)	69,630	96,758	—	828,188
Total	$69,630	$920,658	$—	$2,058,788

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary as of January 31, 2015.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of January 31, 2015.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by employee for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate. Messrs. Sifford, Jackson and Baker also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment. Mr. Scibetta’s Agreement does not include a provision for reimbursement of taxes.

(5)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision that upon death or disability, each Executive would be entitled to a ratable portion of their service-based restricted stock awards based on the period of service completed as of the termination date as a percentage of the total vesting period. In this example, the value was calculated by taking the number of unvested shares of service-based restricted stock held by each Executive on January 31, 2015, multiplied by a fraction, the numerator of which is the number of days elapsed between the effective date of the grant and January 31, 2015 and the denominator of which is the number of days in the vesting period. The results were then multiplied by $23.22, the closing price of our common stock on January 30, 2015.

(6)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code upon a change in control. In this example, the value was calculated by multiplying $23.22, the closing price of our common stock on January 30, 2015, by the number of unvested shares of restricted stock held by each Executive on January 31, 2015.

(7)

If any payment under the Agreements would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Messrs. Sifford, Jackson and Baker would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Messrs. Sifford, Jackson and Baker would have qualified to receive additional compensation from us to cover excise taxes at January 31, 2015. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code. Mr. Scibetta’s Agreement does not include a provision for additional compensation to cover such taxes, interest and penalties.

(8)	Upon termination by us without cause or by Mr. Scibetta for good reason, his Agreement states that all shares of restricted stock granted to him, which are not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, shall contain provisions, which shall provide for immediate vesting of the restricted stock. In this example, the value was calculated by multiplying $23.22, the closing price of our common stock on January 30, 2015, by the number of "non-performance based" unvested shares of restricted stock held by him on January 31, 2015.

Other factors material to the Agreements are as follows:

•	The benefits granted to each Executive under the Agreements are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute his knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment.
•	Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

Kathy A. Yearwood

On April 7, 2011, we entered into an Employment and Noncompetition Agreement (the “Agreement”) with Kathy A. Yearwood. The Agreement provides for an annual base salary equivalent to Ms. Yearwood's salary for fiscal 2011, subject to adjustment by the Compensation Committee. Ms. Yearwood is entitled to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time and is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, her employment will terminate upon her death, and may be terminated by us upon her disability, for cause or without cause. Ms. Yearwood may terminate her employment voluntarily at any time or with good reason (defined as a material reduction in base salary) within one year after a change in control.

Under the Agreement, “cause” is defined as any one or more of the following actions:

•	conviction for a felony or other crime involving moral turpitude;
•	engaging in illegal conduct or gross misconduct which is injurious to us;
•	engaging in any fraudulent or dishonest conduct in her dealings with, or on behalf of, us;
•	failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom she reports to, if such failure or refusal continues for a period of 10 days after we deliver to her written notice stating the instructions which she has failed or refused to follow;
•	material breach of any of her obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of her duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

On February 9, 2015, Ms. Yearwood notified us, per the terms of her Agreement, of her intention to retire from the Company and resign from her positions as Senior Vice President - Controller and Chief Accounting Officer. Ms. Yearwood will continue to serve as Senior Vice President – Controller and Chief Accounting Officer until such time as a suitable replacement has been hired and her duties have been effectively transitioned, which we expect will occur on or about July 1, 2015.

For informational purposes required of this proxy document, the following table sets forth the estimated payout Ms. Yearwood would receive from us under each of the specific triggering events and assumes that the Agreement was in effect on January 31, 2015 and that the triggering event took place on January 31, 2015, the last day of our most recently completed fiscal year.

Kathy A. Yearwood

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause	For Cause or by Employee Voluntarily	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$78,800	$-	$-
Cash severance (2)	-	225,000	-	506,250
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	7,600	-	11,400
Restricted stock, accelerated vesting (5)	-	-	-	586,300
Excise tax, including gross up (6)	-	-	-	415,479
Total	$-	$311,400	$-	$1,521,929

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 35% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to Ms. Yearwood's base salary for fiscal 2014.

(2)	The cash severance for termination without cause would be paid in a lump sum within 30 days of termination in an amount equal to 100% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs. If within one year of a change in control, she is terminated without cause or terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 225% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to Ms. Yearwood's base salary for fiscal 2014.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Ms. Yearwood would be paid in a lump sum an amount equal to 12 times the monthly COBRA premium rate within 30 days of termination without cause or an amount equal to 18 times the monthly COBRA premium rate upon a qualifying termination following a change in control.

(5)

The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code upon a change in control. In this example, the value was calculated by multiplying $23.22, the closing price of our common stock on January 30, 2015, by the number of unvested shares of restricted stock held by Ms. Yearwood on January 31, 2015.

(6)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Ms. Yearwood would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Ms. Yearwood would have qualified to receive additional compensation from us to cover excise taxes at January 31, 2015. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreement are as follows:

•	The benefits granted to Ms. Yearwood under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by Ms. Yearwood not to contribute her knowledge and abilities to any business or entity in competition with us for a period of one year following termination of her employment.
•	Notwithstanding any other provision of the Agreement, upon termination of employment for any reason, Ms. Yearwood shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

Compensation of Non-Employee Directors

Our non-employee directors receive a combination of equity and cash compensation for their services. For fiscal 2014, each non-employee director received an annual cash retainer of $45,000. The Committee chairs received an additional annual retainer as follows: $15,000 for the Audit Committee and $7,500 each for the Compensation Committee and the Nominating and Corporate Governance Committee. Our Lead Director received additional annual compensation of $3,000. All amounts paid to our non-employee directors are to be paid quarterly in arrears. No separate fees were paid to our non-employee directors for attendance at Board or Committee meetings. Each year, our non-employee directors also receive restricted shares valued at $45,000 as of the date of grant under the 2000 Stock Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders.

The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board, which is consistent with past practice. No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 31, 2015.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$52,500	$45,004	$278	$97,782
Kent A. Kleeberger	$60,000	$45,004	$278	$105,282
Gerald W. Schoor	$55,500	$45,004	$278	$100,782
Joseph W. Wood	$45,000	$45,004	$278	$90,282

(1)	Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors - Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2015.
(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of non-vested restricted stock that they held on the record date for each such dividend.

On March 4, 1999, the Board approved the Outside Directors Stock Option Plan. The plan reserved for issuance 25,000 shares of our common stock (subject to adjustment for stock splits, stock dividends and certain other changes to the common stock). No grants had been made under this plan since fiscal 2004, and on September 10, 2014, the Board approved the termination of the Outside Directors Stock Option Plan.

The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Plan to allow non-employee directors to participate. Each non-employee director was awarded 2,315 shares of restricted stock under the 2000 Stock Plan on June 12, 2014, with a grant date fair value of $45,004 based on the closing market price of our common stock on that day. The restrictions on these shares lapsed on January 2, 2015. At January 31, 2015, no additional shares of restricted stock and no stock options were held by any of the non-employee directors.

The compensation paid during the fiscal year ended January 31, 2015 to our current employee director, Clifton E. Sifford, is included in the Summary Compensation Table.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. The Audit Committee approved Mr. Weaver's past association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013, our non-employee directors are required to own shares valued at three times their annual Board cash retainer and have five years, or until June 13, 2018, to meet the minimum stock ownership requirements. For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count towards ownership.

The value of stock holdings are determined based on the higher of the closing price of our common stock on the day prior to the valuation determination, or the average daily closing price of our common stock during the five-year period ending on the date of the valuation determination. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and reviewed the current ownership valuation for each of our non-employee directors at its March 2015 meeting. Of our non-employee directors, Mr. Kleeberger and Mr. Schoor each have met their ownership requirements. As a result, in accordance with the guidelines, their ownership will not be reassessed unless and until the annual Board cash retainer is increased or they sell, transfer or otherwise dispose of shares that previously counted towards the ownership requirements.

We believe the adoption of stock ownership guidelines further serves to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2015 is recommended by the Audit Committee and will be submitted to a vote at the meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee. A representative of Deloitte is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees And Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2014 and 2013 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2014	2013
Audit fees (1)	$500,000	$470,000
Audit-related fees (2)	$14,500	$14,550
Tax-related fees	$0	$0
All other fees	$0	$0

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, and fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

Audit Committee Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2014, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 2.8% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”). This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as filed with the Securities and Exchange Commission.

Audit Committee
Kent A. Kleeberger (Chair)
James A. Aschleman

Gerald W. Schoor

Joseph W. Wood

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2014, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 17, 2015, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	4,999,844	24.6%
Clifton E. Sifford	(2)	213,428	*
W. Kerry Jackson	(3)	131,002	*
Timothy T. Baker	(4)	149,669	*
Carl N. Scibetta	(5)	52,130	*
Kathy A. Yearwood	(6)	61,040	*
James A. Aschleman		4,991	*
Kent A. Kleeberger		15,545	*
Gerald W. Schoor	(7)	24,545	*
Joseph W. Wood		4,991	*
All current executive officers and directors as a group (10 persons)	(8)	5,657,185	27.6%
Royce & Associates, LLC** 745 Fifth Avenue New York, NY 10151	(9)	3,004,969	14.8%
Dimensional Fund Advisors LP** Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	(10)	1,648,917	8.1%
Wellington Management Group, LLP** c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	(11)	1,472,041	7.3%
First Dallas Holdings, Inc.** 2905 Maple Avenue Dallas, TX 75201	(12)	1,301,453	6.4%

* Less than 1%
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. and Mrs. Weaver each individually own 2,499,922 shares.

(2)	Includes 155,268 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(3)	Includes 119,279 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(4)	Includes 95,363 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(5)	Represents 52,130 shares of restricted stock as to which Mr. Scibetta has voting but not dispositive power.

(6)	Includes 33,482 shares of restricted stock as to which Ms. Yearwood has voting but not dispositive power.

(7)	Includes 4,500 shares held as co-trustee for the benefit of Mr. Schoor's spouse.

(8)	Includes 455,522 shares of restricted stock as to which the individuals have voting but not dispositive power.

(9)	Royce & Associates, LLC is a registered investment advisor and has sole voting and dispositive power with respect to 3,004,969 shares.

(10)	Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,583,133 shares and sole dispositive power with respect to 1,648,917 shares. All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares. These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(11)	Wellington Management Group, LLP (“Wellington”) is a registered investment advisor and has shared voting power with respect to 953,544 shares and shared dispositive power with respect to 1,472,041 shares. All of the indicated shares are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, shares of our common stock.

(12)	First Dallas Holdings, Inc. (“First Dallas”) is a parent holding company or control person. First Dallas and Craig D. Hodges share voting power with respect to 1,231,907 of these shares and share dispositive power with respect to all of these shares. Subsidiaries of First Dallas have the following voting and dispositive power with respect to these shares: First Dallas Securities, Inc. shares dispositive power with respect to 14,600 shares; Hodges Capital Management, Inc. shares voting power with respect to 1,228,907 of these shares and shares dispositive power with respect to 1,283,853 of these shares; Hodges Small Cap Fund shares voting power and dispositive power with respect to 1,205,907 of these shares; and Hodges Small Intrinsic Value Fund shares voting power and dispositive power with respect to 23,000 of these shares. Hodges Capital Management, Inc. is the investment adviser to the Hodges Small Cap Fund and the Hodges Small Intrinsic Value Fund. Both Hodges Capital Management, Inc. and First Dallas Securities, Inc. are owned by First Dallas. Craig D. Hodges is the controlling shareholder of First Dallas.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2016 annual meeting of common shareholders is January 5, 2016.

In order to be considered at the 2016 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings. The information on our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2014 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2014 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board
For The Annual Meeting of Common Shareholders to be held on June 11, 2015

The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 11, 2015, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposals 2 and 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.  Proposals – The Board recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

		For	Against	Abstain
1.	Election of Directors 01 – Kent A. Kleeberger 02 – Joseph W. Wood	[ ] [ ]	[ ] [ ]	[ ] [ ]

		For	Against	Abstain
2.	Proposal to approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers.	[ ]	[ ]	[ ]

		For	Against	Abstain
3.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2015.	[ ]	[ ]	[ ]

B.  Non-Voting Items

Change of Address – Please print new address below.

C.  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.